Exhibit 99.1

Delta Apparel Reports Second Quarter Fiscal 2010 Results

– Revenue Increased 24.3% to a Record $91.2 Million –

– Second Quarter Diluted EPS of $0.11 –

GREENVILLE, S.C.--(BUSINESS WIRE)--January 25, 2010--Delta Apparel, Inc. (NYSE Amex: DLA) today reported sales growth of 24.3% and a $0.04 increase in diluted earnings per share for its second quarter ended December 26, 2009 compared to the prior year second quarter.

Second Quarter Results

Net sales for the three months ended December 26, 2009 were a record $91.2 million, an increase of 24.3% from the prior year second quarter. The sales expansion was driven by organic growth of 16.6% and the net sales contributed by its headwear business. Gross margins increased 200 basis points to 23.9% compared to 21.9% in the prior year second quarter. The Company continues to improve the gross margins in its activewear segment, which increased 330 basis points, through more effective merchandising strategies and lower manufacturing costs.

Net income for the quarter ended December 26, 2009 was $1.0 million, or $0.11 per diluted share. This includes a charge of $0.03 per diluted share relating to the mediated settlement of the lawsuit filed against the Company by the bankruptcy trustee for National Gas Distributors, LLC, which was settled in December 2009. The prior year second quarter earnings were $0.07 per diluted share, which included a favorable tax adjustment of $0.04 per diluted share.

Fiscal 2010 Year to Date Results

Net sales for the six months ended December 26, 2009, were $190.3 million, an increase of $25.5 million, or 15.5%, from the prior year six month period. The sales increase was driven by organic growth of 8.4% and the net sales contributed by To The Game, LLC, which was acquired during the fourth quarter of fiscal year 2009. Net income for the six months ended December 26, 2009 was $3.6 million, or $0.42 per diluted share, a 180.0% increase from the $0.15 per diluted share in the first six months of fiscal year 2009.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “We are very pleased with our strong double digit sales growth during the second quarter which comes on top of 7% sales growth in the year ago quarter and amidst a challenging consumer environment. We believe our ability to grow our business and gain market share in all operating divisions is a validation of our powerful brands, creative graphic talent, robust consumer appeal, and strong customer relationships. At the same time, the manufacturing initiatives we undertook a few years ago combined with our continued focus on manufacturing performance is enabling us to meet our fiscal 2010 gross margin target of 24% despite the pricing pressures in our activewear segment. As the spring selling season approaches, we believe our competitive position will allow further growth and improvement in profitability.”

Fiscal 2010 Guidance

On January 11, 2010, the Company raised its expectations of net sales and earnings for the 2010 fiscal year ending July 3, 2010. The Company reiterates its expectations for net sales to be in the range of $375 to $385 million and earnings to be in the range of $0.95 to $1.10 per diluted share. These projected results compare to fiscal year 2009 net sales of $355.2 million and earnings of $0.76 per diluted share. The improved outlook for fiscal 2010 reflects the stronger than anticipated sales and earnings achieved in the first half of the fiscal year.

The Company is focused on continued growth and profitability improvement and has set forth three-year goals to grow sales to $500 million, increase gross margins to 30% and generate earnings of $3.00 per share in fiscal year 2013. The Company believes these goals can be accomplished through its initiatives to expand sales of branded, licensed and decorated products, further develop marketing synergies across business units, grow its distribution channels, expand its manufacturing capacity, efficiencies and performance, and complete additional acquisitions. While the Company believes it has initiatives in place that would allow it to achieve these goals, there are many risks and uncertainties that could negatively impact the Company’s ability to achieve them.

Mr. Humphreys added, “While there is still a lot of uncertainty regarding the general economy and apparel marketplace, we are currently growing market share, developing our brands and licenses, targeting new distribution channels, and creating new opportunities for growth. These initiatives should allow us to maintain our trend of sales growth and improved profitability in the second half of fiscal year 2010. We believe we have the strategies in place to achieve our longer term growth and profitability goals, creating excellent value for our shareholders.”

Retail-Ready Apparel

The retail-ready segment, comprised of the Soffe, Junkfood and To The Game businesses, had sales of $45.8 million, a 41.3% increase from the prior year second quarter. Excluding sales of the headwear business, sales grew organically by 23.9% in the second quarter of fiscal year 2010. Driven by its new license agreements and continued success with GAP, Inc., Junkfood sales increased 54.9% compared with the same quarter of the prior year. Second quarter sales at Soffe increased 4.2% compared to the prior year quarter, with revenue expansion in each of its distribution channels except military. Military sales declined from the prior year second quarter, which included increased revenue from the initial rollout of the Navy PT uniform. Gross margins in the retail-ready segment decreased 340 basis points compared to the prior year second quarter driven from the growth of product extensions in the Junkfood business which generate lower gross margins than Junkfood branded products. Operating income in the retail-ready segment was $2.9 million for the second fiscal quarter of 2010, a decrease of $0.1 million from the prior year second quarter.

Activewear Apparel

The activewear segment, comprised of Delta Catalog and FunTees, had sales of $45.4 million for the quarter ended December 26, 2009, an increase of 10.8% compared to the prior year second quarter. Delta Catalog sales increased 16.3% compared to the fiscal 2009 second quarter. Delta Catalog gained significant market share with a 22.7% increase in units sold compared to an overall tee shirt market that was down more than 10%. While average selling prices declined 5.2% from the prior year second quarter, pricing on basic tees increased from the first quarter of fiscal 2010 and currently remain firm. Sales increased 1.8% at FunTees, driven from higher selling prices, partially offset by a 3.6% decline in unit sales. Revenue per unit increased from a higher percentage of products being shipped decorated and ready for the retail shelf. In addition, price increases were obtained on certain programs to cover higher raw material costs. Gross margins improved 330 basis points from the prior year second quarter as a result of new merchandising strategies and improved manufacturing performance. The activewear segment improved its operating results by $0.8 million to an operating loss of $0.6 million compared to an operating loss of $1.4 million in the prior year second quarter.

Acquisition

Through its wholly-owned subsidiary, Art Gun, LLC, the Company acquired substantially all of the net assets of Art Gun Technologies, LLC on December 28, 2009. Through its innovative technology, Art Gun provides shoppers the ability to choose a basic garment and design a unique graphic to create a one-of-a-kind customized product. The acquisition of Art Gun expands the Company’s e-Commerce platform, offers a direct entrée into the customized apparel market, and provides the Company with expertise in digital printing.

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing (719) 457-2615. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from January 25, 2010 through February 1, 2010. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is: 1570943.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through its newest acquisition, Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; changes in the economic, political and social stability of our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Dec 26, 2009	Dec 27, 2008	Dec 26, 2009	Dec 27, 2008

Net Sales	$91,160	$73,361	$190,282	$164,773
Cost of Goods Sold	69,384	57,306	144,861	129,412
Gross Profit	21,776	16,055	45,421	35,361

Selling, General and Administrative	19,561	14,559	38,819	31,400
Other Income (Expense), Net	28	10	133	(15)
Operating Income	2,243	1,506	6,735	3,946

Interest Expense, Net	903	1,222	1,857	2,641

Income Before Provision (Benefit) for Income Tax	1,340	284	4,878	1,305

Provision (Benefit) for Income Taxes	361	(311)	1,316	36

Net Income	$979	$595	$3,562	$1,269

Weighted Average Shares Outstanding
Basic	8,516	8,503	8,512	8,500
Diluted	8,567	8,514	8,549	8,511

Net Income per Common Share
Basic	$0.11	$0.07	$0.42	$0.15
Diluted	$0.11	$0.07	$0.42	$0.15

		Dec 26, 2009	Jun 27, 2009	Dec 27, 2008

Current Assets
Cash		$423	$654	$354
Receivables, Net		45,920	57,884	34,168
Income Tax Receivable		887	1,755	2,396
Inventories, Net		130,010	125,887	140,706
Deferred Income Taxes		3,290	3,475	3,242
Other Assets		3,576	3,387	3,308
Total Current Assets		184,106	193,042	184,174

Noncurrent Assets
Property, Plant & Equipment, Net		35,491	36,480	38,485
Goodwill and Other Intangibles, Net		23,684	23,928	24,171
Other Noncurrent Assets		3,377	3,543	3,273
Total Noncurrent Assets		62,552	63,951	65,929

Total Assets		$246,658	$256,993	$250,103

Current Liabilities
Accounts Payable and Accrued Expenses		$48,593	$51,955	$50,743
Current Portion of Long Term Debt		5,718	5,718	5,718
Total Current Liabilities		54,311	57,673	56,461

Noncurrent Liabilities
Long-Term Debt		74,229	85,936	85,291
Deferred Income Taxes		1,471	1,223	713
Other Noncurrent Liabilities		123	16	1,291
Total Noncurrent Liabilities		75,823	87,175	87,295

Stockholders' Equity		116,524	112,145	106,347

Total Liabilities and Stockholders' Equity		$246,658	$256,993	$250,103

CONTACT:
Delta Apparel
Deborah Merrill, (864) 232-5200 x6620
Chief Financial Officer
or
Investor Relations
Integrated Corporate Relations
Brendon Frey, 203-682-8200